Exhibit 99.1

INSO PRESS CONTACT:
Bruce G. Hill
Vice President, Business Development
Telephone: 617/753-6542
E-mail:  bhill@inso.com

For Immediate Release

Inso Corporation Signs Definitive
Agreement to Sell its DynaText/DynaWeb Publishing
Business to Enigma Inc.

BOSTON, October 19, 1999 -- Inso Corporation (Nasdaq: INSO) today announced that it has entered into a definitive agreement to sell the DynaText/DynaWeb stand alone technical document publishing component of its Product Data Management Division (PDM), along with its ViewPort browser technology, to Enigma Inc. for $14.75 million. Inso will also retain approximately $2.3 million in accounts receivable. The transaction will be in the form of a stock purchase by Enigma Inc. and its affiliate Enigma Information Systems Ltd. of the all the outstanding stock of Inso's subsidiaries, Inso Providence Corporation and ViewPort Development AB of Stockholm.

The transaction is scheduled to close October 29, 1999 and should result in a net gain to Inso of approximately $14 million in the third fiscal quarter. The gain is net of Inso's basis in the assets sold and transaction-related costs. Inso's net cash proceeds from the transaction, exclusive of retained accounts receivable, are estimated at approximately $13 million. The transaction is expected to create a capital loss for federal tax purposes, which may be carried forward.

"We are very pleased to have concluded this agreement with Enigma," said Stephen O. Jaeger, Chairman and Chief Executive Officer of Inso. "This is another important step for Inso. This transaction, along with our recently concluded insurance agreement that completely removes the financial risk of the shareholder lawsuits, will allow us to better focus our personnel and financial resources on the development and sale of Inso's high growth technologies. The transaction with Enigma will add approximately $13 million in cash and working capital to our balance sheet. In addition, the retention of the accounts receivable will contribute to cash flow in the fourth fiscal quarter. The absence of the DynaText/DynaWeb business is expected to reduce the PDM Division's fourth fiscal quarter revenues by approximately $3 million. We expect the decrease in PDM Division revenues will be largely offset by cost reductions in that division, including approximately 12 employees and a significant number of outside contractor resources that will become part of Enigma."

"This agreement represents an excellent outcome for Enigma, our DynaText/Web and ViewPort customers, and Inso." said Kirby A. Mansfield, President and Chief Operating Officer of Inso. "Our DynaText customers typically use the technology to publish very large technical manuals in print, CD-ROM and Web formats. These customers will benefit as Enigma is dedicated to the needs of this community and has the experience and expertise necessary to support them. For our PDM Division, we believe the availability of our new Sherpa Information Server technology with Sherpa's traditional Product Data Management technology will offset the loss of revenue and cash flow from DynaText in fiscal year 2001. Based upon the Dual Prism technology that Inso acquired last year, Sherpa Information Server integrates advanced information distribution technology with many relational database platforms, to enable a broad range of content distribution via the Web."

"We are very enthusiastic about this transaction and the market opportunity it provides us," noted Jonathan Yaron, chief executive officer at Enigma. "We will invest heavily in Inso's installed base, because we believe that these companies will be in the forefront of developing new solutions to information distribution problems. By supporting these customers and expanding our relationships with them, we can help to develop their strategies for the next generation of technology."

Inso Corporation is a leading provider of solutions for the management, exchange and dynamic delivery of critical business information. Inso's award-winning technology enables large corporations to manage, exchange and publish all types of information, from the simplest memo to the most complex multimedia document. For more information, visit the Inso Web site at http://www.inso.com.

Enigma, Inc. (http://www.enigma.com) is the leading provider of intelligent content publishing solutions to corporate, government
and commercial publishers.   The company's flagship product,
INSIGHT, fully automates the publishing process by turning electronic source documents into intelligent electronic publications for simultaneous distribution on the Internet and CD-ROM. Enigma is a privately held company, headquartered in Burlington, Mass. with offices in London, Paris, Munich, Amsterdam, Toronto, Tokyo and Tel Aviv.

This release contains forward-looking statements with respect to Inso's expected fiscal year and third fiscal and fourth quarter revenues, future profitability, cash flow, tax benefits. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, the Company's Form 10-Q for the quarter ended July 31, 1999 and the Company's other filings with the SEC from time to time, for a description of certain factors which may cause the Company's actual results to differ materially from those forecasted or projected in such forward-looking statements. Additionally, factors that may cause the Company's actual results to differ materially from historical or projected results include the following: competitive pressures including price pressures; unexpected restructuring costs; lower-than-anticipated consolidation synergies; inability to continue to expand through acquisition; increased reliance on direct and distribution channels; market acceptance of new products; increased reliance on the competitive and dynamic web publishing market segment; and adverse economic changes in the markets in which the Company does business.

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Inso, the Inso logo, DynaText, DynaWeb, Synex ViewPort, DynaTag,
Sherpa and Dual Prism are trademarks or registered trademarks of Inso Corporation in the United States and/or other countries. All other company, product or service names are trademarks or registered trademarks of their respective holders.